June 30

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2025 (October 29, 2025)

ARCBEST CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19969	71-0673405
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8401 McClure Drive Fort Smith, Arkansas (Address of principal executive offices)		72916 (Zip Code)

Registrant’s telephone number, including area code: (479) 785-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.01 Par Value	ARCB	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

ITEM 5.02 – DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On October 29, 2025, the Board of Directors (the “Board”) of ArcBest Corporation (the “Company”) increased the size of the Board from ten to eleven members and elected Chris T. Sultemeier to the Board as a director, effective immediately. The Board also appointed Mr. Sultemeier to serve on the Compensation Committee and the Nominating/Corporate Governance Committee, effective immediately. Mr. Sultemeier’s initial term on the Board will expire at the Company’s 2026 Annual Meeting of Stockholders, at which time he will stand for election to a new term.

Mr. Sultemeier serves as an Operating Partner of NewRoad Capital Partners. Mr. Sultemeier has not engaged in any related person transaction with the Company that would be required to be disclosed pursuant to Item 404(a) of Regulation S-K, and he is not a party to any arrangements or understandings with any other persons pursuant to which he was elected as a director of the Board.

For his service as a non-employee Board member, Mr. Sultemeier will participate in the Company’s non-employee director compensation arrangements, including an initial grant of restricted stock units, which he will receive on the fifth business day following the Company’s earnings release for the third quarter of 2025, or such other dates as may be determined by the Board. In addition, as of October 29, 2025, Mr. Sultemeier entered into the Company’s standard indemnification agreement for directors. For a general description of the compensation program for the Company’s non-employee directors and Board committee members and the Company’s indemnification agreements with the members of the Board, please see the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 14, 2025.

On October 30, 2025, Dr. Craig E. Philip notified the Board of his decision to retire from the Board, effective following the January 27, 2026 Board meeting, after more than 14 years of service on the Board.

Also on October 30, 2025, the independent directors of the Board unanimously elected Eduardo F. Conrado to serve as Lead Independent Director, effective November 1, 2025. Mr. Conrado’s appointment as Lead Independent Director is made in connection with the previously announced retirement of Steven L. Spinner, effective October 31, 2025. For his service as Lead Independent Director of the Board, Mr. Conrado will be entitled to receive an additional annual retainer in accordance with the Company’s compensation program for non-employee directors.

As previously disclosed on July 17, 2025, Judy R. McReynolds will retire as chief executive officer effective December 31, 2025, but will continue to serve as chairman of the Board following her retirement. Effective on January 1, 2026, for her service as a non-employee Board member, Ms. McReynolds will participate in the Company’s non-employee director compensation arrangements. Additionally, for her service as chairman of the Board, she will receive an additional annual cash retainer of $120,000.

For a general description of the compensation program for the Company’s non-employee directors and Board committee members and the Company’s indemnification agreements with the members of the Board, please see the Company’s Proxy Statement for its 2025 Annual Meeting of Stockholders, filed with the Securities and Exchange Commission on March 14, 2025.

ITEM 7.01 – REGULATION FD DISCLOSURE.

On October 31, 2025, the Company issued a press release announcing Mr. Sultemeier’s appointment, Dr. Philip’s retirement and Mr. Conrado’s election as Lead Independent Director. A copy of this press release is furnished as Exhibit 99.1 to this report and incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description of Exhibit

99.1*	Press release of ArcBest dated October 31, 2025
104	Cover Page Interactive Data File – The cover page interactive data file does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.

*Furnished herewith.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARCBEST CORPORATION

(Registrant)

Date:	October 31, 2025	/s/ Michael R. Johns
Michael R. Johns
Chief Legal Officer and Corporate Secretary